EXHIBIT 99.1
FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	Andrew G. Backman Vice President Investor Relations (203) 849-7938

FTI Consulting, Inc. Investors: Blake Mueller (718) 578-3706

EMCOR GROUP, INC. REPORTS FIRST QUARTER 2024 RESULTS

Quarterly Revenues of $3.43 billion, 18.7% Increase Year-over-Year
Quarterly Diluted EPS of $4.17, 79.7% Increase Year-over-Year
Record Remaining Performance Obligations of $9.18 billion, 16.5% Increase Year-over-Year
Increases 2024 Revenue Guidance Range to $14.0 billion - $14.5 billion from $13.5 billion - $14.0 billion
Increases 2024 Diluted EPS Guidance Range to $15.50 - $16.50 from $14.00 - $15.00

NORWALK, CONNECTICUT, April 25, 2024 - EMCOR Group, Inc. (NYSE: EME) today reported results for the first quarter ended March 31, 2024.

For the first quarter of 2024, revenues totaled $3.43 billion, an increase of 18.7%, compared to $2.89 billion for the first quarter of 2023. Net income was $197.1 million, or $4.17 per diluted share, compared to $111.5 million, or $2.32 per diluted share, for the first quarter of 2023.

Operating income for the first quarter of 2024 was $260.0 million, or 7.6% of revenues, compared to $154.9 million, or 5.4% of revenues, for the first quarter of 2023. Operating income included depreciation and amortization expense, inclusive of amortization of identifiable intangible assets, of $29.6 million and $28.5 million for the first quarter of 2024 and 2023, respectively.

Selling, general and administrative expenses for the first quarter of 2024 totaled $329.4 million, or 9.6% of revenues, compared to $281.2 million, or 9.7% of revenues, for the first quarter of 2023.

The Company's income tax rate for the first quarter of 2024 was 26.4%, compared to 27.0% for the first quarter of 2023.

Remaining performance obligations as of March 31, 2024 were $9.18 billion compared to $7.87 billion as of March 31, 2023, up approximately $1.30 billion year-over-year.
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Tony Guzzi, Chairman, President, and Chief Executive Officer of EMCOR, commented, “The Company had an exceptional start to the year, sustaining momentum throughout the first quarter and setting new records in key financial and operational metrics. Our confidence is reinforced by the significant year-over-year increase in our remaining performance obligations and a healthy project pipeline, all of which provide us with strong visibility into the remainder of the year and is reflected in our increased financial guidance for 2024.”

Mr. Guzzi continued, “Our Electrical and Mechanical Construction segments continue to exceed our already high expectations. Our Electrical Construction segment posted record revenues and operating margin, with revenues growing 18.6% and operating margin coming in at 12.0%. With organic growth of 32.4%, our Mechanical Construction segment generated record first quarter revenues, and achieved a record first quarter operating margin of 10.6%. We executed well with strong demand across many of the market sectors we serve, including high-tech and traditional manufacturing, as well as the network and communications sector. We had outstanding performance on some of the most demanding projects for our most sophisticated customers. Our Industrial Services business reported its best quarter post-pandemic. We continue to see improved demand for our services and completed some of our largest turnarounds in over five years. Within our U.S. Building Services segment, our mechanical services business continues to perform well, with solid high-single digit operating margins, and strong demand persists for our energy efficiency, building controls and retrofit projects.”

Increases Full Year 2024 Guidance

Based on its first quarter 2024 performance, current operating conditions, and near-term visibility, the Company is:

•Increasing its full-year 2024 revenue guidance range to $14.0 billion - $14.5 billion, an increase from the prior guidance range of $13.5 billion - $14.0 billion.

•Increasing its full-year 2024 diluted earnings per share guidance range to $15.50 - $16.50, an increase from the prior guidance range of $14.00 - $15.00.

Mr. Guzzi added, “Our continued momentum in the first quarter and our sustained success over the past several years reflects our ability to efficiently deploy exceptionally skilled talent in the field, and our focus on operational excellence. Looking forward, we are well positioned to serve our customers and meet the evolving demands of the markets in which we operate.”

Mr. Guzzi concluded, “We feel confident in raising our guidance and believe we have the right strategy being implemented by a team that can execute very well against the available market opportunities. We will continue to be balanced capital allocators, as evidenced by our year-to-date actions, including four recently disclosed acquisitions, share repurchases, and our increased dividend. Our priority is always to deploy capital to organic growth first, and then expand our capacity and capability through acquisitions to better serve our customers and increase value for our shareholders.”

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First Quarter Earnings Conference Call Information

EMCOR Group's first quarter conference call will be broadcast live via internet today, Thursday, April 25, at 10:30 AM Eastern Daylight Time and can be accessed through the Company's website at www.emcorgroup.com.

About EMCOR

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s website at www.emcorgroup.com. EMCOR routinely posts information that may be important to investors in the “Investor Relations” section of our website at www.emcorgroup.com. Investors and potential investors are encouraged to consult the EMCOR website regularly for important information about EMCOR.

Forward Looking Statements:

This release and related presentation contain forward-looking statements. Such statements speak only as of April 25, 2024, and EMCOR assumes no obligation to update any such forward-looking statements, unless required by law. These forward-looking statements may include statements regarding anticipated future operating and financial performance, including financial guidance and projections underlying that guidance; the nature and impact of our remaining performance obligations and timing of future projects; our ability to be prudent capital allocators; our ability to pursue organic and strategic investments and acquisitions; our ability to return capital to shareholders, including through share repurchases and dividends; market opportunities; market growth prospects; customer trends; and project mix. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated (whether expressly or implied) by the forward-looking statements. Accordingly, these statements do not guarantee future performance or events. Applicable risks and uncertainties include, but are not limited to, adverse effects of general economic conditions; domestic and international political developments; changes in the specific markets for EMCOR’s services; adverse business conditions, including labor market tightness and/or disruption, productivity challenges, the nature and extent of supply chain disruptions impacting availability and pricing of materials, and inflationary trends more generally, including fluctuations in energy costs; the impact of legislation and/or government regulations; changes in interest rates; the availability of adequate levels of surety bonding; increased competition; and unfavorable developments in the mix of our business. Certain of the risk factors associated with EMCOR’s business are also discussed in Part I, Item 1A “Risk Factors,” of the Company’s 2023 Form 10-K, and in other reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov and www.emcorgroup.com. Such risk factors should be taken into account in evaluating our business, including any forward-looking statements.

Non-GAAP Measures:

This release and related presentation also include certain financial measures that were not prepared in accordance with U.S. generally accepted accounting principles (GAAP). Reconciliations of those non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this release. The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally. We also believe that these non-GAAP measures provide investors with useful information with respect to our ongoing operations. Any non-GAAP financial measures presented are not, and should not be viewed as, substitutes for financial measures required by GAAP, have no standardized meaning prescribed by GAAP, and may not be comparable to the calculation of similar measures of other companies.

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EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share information)
(Unaudited)

	For the quarters ended March 31,
	2024	2023
Revenues	$3,432,276	$2,890,432
Cost of sales	2,842,967	2,454,370
Gross profit	589,309	436,062
Selling, general and administrative expenses	329,356	281,152
Operating income	259,953	154,910
Net periodic pension income (cost)	222	(274)
Interest income (expense), net	7,541	(1,832)
Income before income taxes	267,716	152,804
Income tax provision	70,567	41,331
Net income	$197,149	$111,473

Basic earnings per common share	$4.18	$2.33

Diluted earnings per common share	$4.17	$2.32

Weighted average shares of common stock outstanding:
Basic	47,138,185	47,775,819
Diluted	47,316,497	47,945,815

Dividends declared per common share	$0.18	$0.15

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited) March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$840,985	$789,750
Accounts receivable, net	3,206,131	3,203,490
Contract assets	267,611	269,885
Inventories	113,751	110,774
Prepaid expenses and other	79,651	73,072
Total current assets	4,508,129	4,446,971
Property, plant, and equipment, net	186,410	179,378
Operating lease right-of-use assets	321,505	310,498
Goodwill	956,549	956,549
Identifiable intangible assets, net	569,781	586,032
Other assets	144,953	130,293
Total assets	$6,687,327	$6,609,721
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$865,059	$935,967
Contract liabilities	1,649,207	1,595,109
Accrued payroll and benefits	477,529	596,936
Other accrued expenses and liabilities	363,677	315,107
Operating lease liabilities, current	76,013	75,236
Total current liabilities	3,431,485	3,518,355
Operating lease liabilities, long-term	269,799	259,430
Other long-term obligations	370,661	361,121
Total liabilities	4,071,945	4,138,906
Equity:
Total EMCOR Group, Inc. stockholders’ equity	2,614,345	2,469,778
Noncontrolling interests	1,037	1,037
Total equity	2,615,382	2,470,815
Total liabilities and equity	$6,687,327	$6,609,721

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2024 and 2023
(In thousands) (Unaudited)

	2024	2023
Cash flows - operating activities:
Net income	$197,149	$111,473
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	13,337	12,621
Amortization of identifiable intangible assets	16,251	15,877
Provision for (recovery of) credit losses	9,898	(343)
Non-cash share-based compensation expense	6,527	4,087
Other reconciling items	(2,829)	505
Changes in operating assets and liabilities, excluding the effect of businesses acquired	(108,069)	(228,803)
Net cash provided by (used in) operating activities	132,264	(84,583)
Cash flows - investing activities:
Payments for acquisitions of businesses, net of cash acquired	(100)	(11,834)
Proceeds from sale or disposal of property, plant, and equipment	939	9,583
Purchases of property, plant, and equipment	(20,278)	(23,154)
Net cash used in investing activities	(19,439)	(25,405)
Cash flows - financing activities:
Proceeds from revolving credit facility	—	100,000
Repayments of finance lease liabilities	(773)	(780)
Dividends paid to stockholders	(8,470)	(7,151)
Repurchases of common stock	(39,000)	(16,033)
Taxes paid related to net share settlements of equity awards	(11,648)	(5,242)
Issuances of common stock under employee stock purchase plan	943	2,168
Payments for contingent consideration arrangements	—	(1,456)
Net cash (used in) provided by financing activities	(58,948)	71,506
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1,140)	2,239
Increase (decrease) in cash, cash equivalents, and restricted cash	52,737	(36,243)
Cash, cash equivalents, and restricted cash at beginning of year (1)	789,750	457,068
Cash, cash equivalents, and restricted cash at end of period (2)	$842,487	$420,825
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(1)Includes $0.6 million of restricted cash classified as “Prepaid expenses and other” in the Consolidated Balance Sheets as of December 31, 2022.
(2)Includes $1.5 million and $0.8 million of restricted cash classified as “Prepaid expenses and other” in the Consolidated Balance Sheets as of March 31, 2024 and 2023, respectively.

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands, except for percentages) (Unaudited)

	For the quarters ended March 31,
	2024	% of Total	2023	% of Total
Revenues from unrelated entities:
United States electrical construction and facilities services	$764,711	22%	$644,746	22%
United States mechanical construction and facilities services	1,427,665	42%	1,078,558	38%
United States building services	781,160	23%	725,375	25%
United States industrial services	354,053	10%	330,883	11%
Total United States operations	3,327,589	97%	2,779,562	96%
United Kingdom building services	104,687	3%	110,870	4%
Total operations	$3,432,276	100%	$2,890,432	100%

	For the quarters ended March 31,
	2024	% of Segment Revenues	2023	% of Segment Revenues
Operating income (loss):
United States electrical construction and facilities services	$91,589	12.0%	$40,516	6.3%
United States mechanical construction and facilities services	150,720	10.6%	86,227	8.0%
United States building services	33,459	4.3%	37,650	5.2%
United States industrial services	17,966	5.1%	15,020	4.5%
Total United States operations	293,734	8.8%	179,413	6.5%
United Kingdom building services	5,377	5.1%	5,424	4.9%
Corporate administration	(39,158)	—	(29,927)	—
Total operations	259,953	7.6%	154,910	5.4%
Other items:
Net periodic pension income (cost)	222		(274)
Interest income (expense), net	7,541		(1,832)
Income before income taxes	$267,716		$152,804

EMCOR GROUP, INC.
RECONCILIATION OF ORGANIC REVENUE GROWTH
(In thousands, except for percentages) (Unaudited)

The following table provides a reconciliation between organic revenue growth, a non-GAAP measure, and total revenue growth for the quarter ended March 31, 2024.

	For the quarter ended March 31, 2024
	$	%
GAAP revenue growth	$541,844	18.7%
Incremental revenues from acquisitions	(7,934)	(0.2)%
Organic revenue growth, a non-GAAP measure	$533,910	18.5%

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